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                                                                    EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Trustmark Corporation on Form S-4 of our reports dated January 27, 1992 and February 11, 1993, appearing in the Annual Report on Form 10-K of Trustmark Corporation for the year ended December 31, 1993 and in the Annual Report on Form 10-K of First National Financial Corporation for the year ended December 31, 1993, respectively, and to the reference to us under the heading "Experts" in the Prospectus which is part of this Registration Statement.

/s/ Deloitte & Touche

Jackson, Mississippi
May 26, 1994